BYLAWS

OF

FIRST RELIANCE BANCSHARES, INC.

Amended and Restated on July 24, 2013

ARTICLE I. OFFICE

The principal office of First Reliance Bancshares, Inc. (the "Corporation") shall be located in the City of Florence, County of Florence, State of South Carolina. The Corporation may have such other offices, within the State of South Carolina, as the Board of Directors (the "Board") may designate and as all necessary regulatory authorities may approve.

ARTICLE II. SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of the shareholders shall be held within six months of the end of each fiscal year of the Corporation for the purpose of electing directors and for the transaction of such other business as may come before the meeting. The exact time and place of the annual meeting shall be determined by the Board.

Section 2. Substitute Annual Meeting. If the annual meeting shall not be held within the period designated by these Bylaws, a substitute annual meeting may be called in accordance with the provisions of Section 5 of this Article. A meeting so called shall be designated and treated for all purposes as the annual meeting.

Section 3. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the President, or by the Chairman of the Board, or by a majority of the Board.

Section 4. Place of Meeting. The Board may designate any place, either within or without the State of South Carolina, as the place of meeting for any annual meeting or for any special meeting. If no designation is made, the place of meeting shall be the principal office of the Corporation in the State of South Carolina.

Section 5. Notice of Meeting.

A.           Notice of the date, time and place of each annual and special meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting. Notice may be communicated in person, by telephone, teletype, confirmed telefax, confirmed e-mail or other form of wire or wireless communication or by mail or private carrier or any other lawful means, by or at the direction of the President, or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

B.           In the case of an annual or substitute annual meeting, and except as may be required by law, applicable regulation or these Bylaws, the notice of meeting need not specifically state the business to be transacted thereat. However, in the case of a special meeting, the notice of meeting shall state the purpose or purposes for which the meeting is called. Only business within the purpose described in the notice of the special meeting may be conducted at a special shareholders' meeting.

C.           Except as provided hereinafter, when a meeting is recessed to a different date, time or place, it is not necessary to give any notice of the new date, time or place of the meeting other than by announcement at the meeting at which the recess is taken. If a new record date for the recessed meeting is or must be fixed, however, notice of the new date, time or place of the meeting must be given to persons who are shareholders as of the new record date.

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Section 6. Record Date. For the purpose of determining shareholders entitled to notice of a shareholders' meeting, to demand a special meeting of shareholders, to vote or to take any other action, or to receive a distribution, or in order to make a determination of shareholders for any other proper purpose, the Board may fix a future date as the record date, such date in any case to be not more than 70 days before the meeting or action date requiring such determination of shareholders. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive a distribution, the close of business on the day before the first notice of the meeting is delivered to shareholders or the date on which the Board authorizes such distribution, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to the meeting if it is recessed and subsequently reconvened unless a new record date is required by law to be fixed.

Section 7. Shareholders' Lists.

A.           After the Board has fixed a record date for a meeting, the custodian of the stock transfer books shall prepare a list of shareholders entitled to notice of the meeting, arranged in alphabetical order, showing the address of, and the number of shares held by, each such shareholder. The list shall be available for inspection by any shareholder from the date notice of the meeting to which it pertains is first given and continuing through the meeting at the Corporation's principal office or a place identified in the meeting notice in the city where the meeting is to be held. Any shareholder, his agent or attorney, shall be entitled on written demand to inspect and, subject to the requirements of Section 33-16-102 of the South Carolina Business Corporation Act of 1988 or any successor section thereto, as amended from time to time, to copy the list, during regular business hours and at his expense, during the period it is available for inspection. The list shall also be available at the meeting and any shareholder, his agent or attorney, shall be entitled to inspect the list at any time during the meeting or, if the meeting is recessed to be reconvened at a different date or time, during the period of recess and at the reconvened meeting.

B.           The Corporation's original stock transfer books shall be prima facie evidence as to the identity of the shareholders entitled to examine such list or to receive notice of or vote at any meeting of shareholders.

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Section 8. Quorum. Except as otherwise provided by law or the Corporation's Articles of Incorporation, a majority of the votes eligible to be cast by the shareholders, represented in person or by proxy, shall constitute a quorum for action on that matter. Determination of a quorum will be made by or at the request of the officer presiding over such shareholders' meeting. If a quorum is not present or represented at a meeting, a majority of the shares so present and represented may recess and reconvene the meeting from time to time. At any such reconvened meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Once a share is represented for any purpose at a meeting other than to challenge the notice of such meeting, it shall be considered present for quorum purposes for the remainder of the meeting and for any such reconvened meeting unless a new record date is or must be fixed for the reconvened meeting.

Section 9. Proxies. A shareholder may vote his shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for him, including giving waivers and consents, by signing, dating and delivering an appointment form, either in person or by his authorized attorney in fact. An appointment of a proxy shall be effective when received by the Secretary of the Corporation or other officer or agent authorized to tabulate votes. Unless a time of expiration is otherwise specified or the appointment is earlier revoked, the appointment shall remain in effect for eleven months.

Section 10. Voting of Shares.

A.           Each outstanding share of the Corporation shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

B.           If a quorum exists, action on a matter shall be approved if the votes cast favoring such action exceed the votes cast opposing such action, unless a greater number of affirmative votes is required by law or the Articles of Incorporation of the Corporation.

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Section 11. Informal Action by Shareholders. Any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if the action is approved by all the shareholders entitled to vote on the action. The approval must be evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

Section 12.  Conduct of Meetings. Meetings of shareholders shall be presided over by the Chairman of the Board or, in the absence of the Chairman of the Board, a chairman designated by the Board of Directors or, in the absence of such designation, by a chairman chosen at the meeting by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote thereat. The Secretary or, in the Secretary's absence, an Assistant Secretary or, in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

The Board of Directors shall be entitled to make such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules, regulations and procedures of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (a) an agenda or order of business for the meeting, (b) rules, regulations and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted to questions or comments by participants and (f) rules, regulations and procedures governing the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with Robert's Rules of Order.

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Section 13. Nominations by Shareholders and Shareholder Proposals – Annual Meeting. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice by such shareholder provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth below in this Section.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (b) of the foregoing paragraph of this Section 5, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice shall be delivered to and received by the Secretary at the principal office of the Corporation not less than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year's annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

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Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year's annual meeting, a shareholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to and received by the Secretary at the principal office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a description of all arrangements and understandings between the nominating shareholder and the nominee or any other person (naming such person) relating to the nomination; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

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Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal shall be disregarded.

For purposes of this Section, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document mailed to all shareholders of record.

Notwithstanding the foregoing, all nominations are subject to any required regulatory approval, and the proposed directors will not be entitled to vote on any matter or otherwise take any action in the capacity of a director until all required approvals are obtained.

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Section 14. Nominations at Special Meetings. Directors are to be elected at a special meeting of shareholders only (a) if the Board of Directors so determines or (b) to fill a vacancy created by the removal of a director at such special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice by such shareholder provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth below in this Section; provided, however, that compliance by a shareholder with the notice procedures set forth below is not required if the shareholder nomination is for a director to fill a vacancy created by the removal of a director at the special meeting. In such instance, the chairman of the meeting shall make a call for shareholder nominations immediately following such removal and any shareholder who is entitled to vote at the meeting may present a nominee.

Nominations by a shareholder of persons for election to the Board of Directors may be made at such a special meeting of shareholders at which directors are to be elected if the shareholder's notice required by the fourth paragraph of Section 14 of Article II of these Bylaws shall be delivered to and received by the Secretary of the Corporation at the principal office of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement (as defined in Section 14 of Article II of these Bylaws) is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 3 of this Article II. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the special meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal shall be disregarded.

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Notwithstanding the foregoing, all nominations are subject to any required regulatory approval, and the proposed directors will not be entitled to vote on any matter or otherwise take any action in the capacity of a director until all required approvals are obtained.

ARTICLE III. BOARD OF DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be governed by the Board.

Section 2. Number, Tenure, Election, and Qualifications. The number of directors of the Corporation shall be not less than seven and not more than seventeen as determined from time to time by the Board. Each director shall hold office for the term for which he is elected or appointed and until his successor shall have been elected and qualified or until his earlier resignation, removal from office, death or incapacity. Directors must be residents of the State of South Carolina, and each director must own, at all times while serving as a director, such number of shares of the capital stock of the Corporation or its parent company, if any, as is required by law for bank holding companies.

No individual shall be eligible to serve as a director if (i) the individual is or becomes a holder of 5% or more of any voting securities of (or otherwise has any material interest in) a Competitor (as defined below) or the individual is or becomes affiliated with, employed by or a representative of either (A) a Competitor or (B) a holder of 5% or more of any voting securities of (or an entity that otherwise has any material interest in) a Competitor; (ii) the individual is indicted for the commission or perpetration by the individual of any felony or any crime involving dishonesty, moral turpitude or fraud; (iii) the individual participates in a willful or a grossly negligent act, or the willful or grossly negligent omission to act by the individual, including but not limited to any crime involving dishonesty, moral turpitude or fraud that the Board determines is reasonably likely to cause material harm to the Corporation (including harm to its business reputation); (iv) the individual (or any entity of which he is employed as his principal business activity) files an action, or an action is filed against the individual (or any entity of which he is employed as his principal business activity), under the bankruptcy laws of the United States; or (v) the individual ceases at any time to have the qualifications required by law, the Articles or these Bylaws, in each case if the Board determines that it would not be in the Corporation's best interests for such individual to serve as a director of the Corporation. For purposes of this Section 2, a “Competitor” means another financial institution or holding company or any individual, corporation, association, partnership, firm, business enterprise or other entity or organization which the Board, after having such matter formally brought to its attention, determines to be in competition with the Corporation or any of its subsidiaries.

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Further, to be eligible to be a nominee for election or re-election as a director by a shareholder, the proposed nominee director must deliver, in accordance with the time periods prescribed for delivery of notice under Article II, Section 13 of these Bylaws (with respect to annual meetings) and Article II, Section 14 of these Bylaws (with respect to special meetings), to the Secretary at the principal office of the Corporation a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee: (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in writing or (b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director, with such proposed nominee’s fiduciary duties under applicable law; and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification, and has not received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation; provided, that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a director) shall not be disqualifying under these Bylaws (provided that all such permissible arrangements have been disclosed to the Corporation in writing).

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Section 3. Removal. Any director may be removed with or without cause by the shareholders. A director may also be removed (a) by a court of competent jurisdiction pursuant to Section 33-8-109 of the South Carolina Business Corporation Act of 1988, or any successor provision, as amended from time to time, for fraudulent or dishonest conduct or gross abuse of office and (b) by the appropriate banking agency pursuant to Section 1818(g) of the Federal Deposit Insurance Act, 12 USCA §1818(g), or any successor provision, as amended from time to time.

Section 4. Vacancies. A vacancy occurring among the directors may be filled by the Board or by the shareholders. The term of office of a director appointed by the Board to fill a vacancy shall expire at the next shareholders' meeting at which directors are elected. The term of office of a director elected by the shareholders to fill a vacancy shall expire at the shareholders' meeting at which the term of office of the director with respect to whom the vacancy occurred would have expired were it not for the director's earlier resignation, removal, incapacity or death.

Section 5. Regular Meetings. A regular meeting of the Board shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of the shareholders. The Board may provide, by resolution, the time and place, either within or without the State of South Carolina, for the holding of additional regular meetings.

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Section 6. Special Meetings. Special meetings of the Board may be held at any time and place upon the call of the Chairman of the Board, the President or the majority of the directors then in office. Special meetings may be held at any time and place and without special notice by unanimous consent of the directors or such meetings may be held by telephone or teleconference.

Section 7. Notice. Notice of the time, date and place of any special meeting called without unanimous consent of the directors shall be given at least two days previously thereto. Such notice shall be given in writing unless oral notice is reasonable under the circumstances. Notice may be given in person, by telephone, teletype, confirmed telefax, confirmed e-mail or other form of wire or wireless communication or by mail or private carrier or any other lawful means. Notice of a reconvened meeting shall be given to all directors not present at the conclusion of the meeting being recessed.

Section 8. Quorum. A majority of the number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board; but if less than such number is present at a meeting, a majority of the directors present may reschedule and reconvene the meeting from time to time upon prior notice to all directors not present.

Section 9. Manner of Acting.

A.           The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, except as otherwise provided by the Corporation's Articles of Incorporation or as required by law.

B.           The creation of a committee and the appointment of members to a committee must be approved by a majority of all directors in office when the action is taken.

Section 10. Informal Action by Directors. Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is assented to by all members of the Board in writing.

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Section 11. Order of Business. The order of business at a regular meeting of the Board shall generally be as follows:

1.          Determination of quorum.

2.          Reading and disposal of any unapproved minutes.

3.          Reports of officers.

4.          Reports of committees.

5.          Unfinished business.

6.          New business.

7.          Adjournment.

Section 12. Committees.

A.           The Board shall have the following standing committees with the functions stated:

(1)         Audit Committee, which shall select the Corporation's independent auditors, determine the scope of the annual audit and of any special audit, oversee the administrative, operational and internal controls of the Corporation, review compliance with accounting policies and procedures and review the financial information provided to the Board, the shareholders and the general public.

(2)         Compensation Committee, which shall review and recommend compensation and bonus and incentive compensation plans for the executive officers of the Corporation.

B.           The Board may create one or more additional standing and ad hoc committees of the Board, including an Executive Committee, appoint members to serve thereon and designate the functions and powers of such committees. If an Executive Committee is appointed, it shall be a standing committee and shall have the power and authority to act for the Board between Board meetings.

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C.           Each committee must have at least two members. The Chairman of the Board shall appoint all members of each committee, subject to the approval of the directors in accordance with Section 9.B. of Article III of these Bylaws. No director who is also a salaried officer of the Corporation shall serve on the Audit Committee or the Compensation Committee. Subject thereto, the Chairman of the Board and the President shall be voting ex officio members of all committees except the Audit Committee and the Compensation Committee.

D.           Subject to such limitations as may be required by law, the Corporation's Articles of Incorporation, these Bylaws or resolution of the Board, the Board may delegate to such committees the authority of the Board relating to the function with respect to which such committee was established. The creation of, delegation of authority to or action by a committee shall not alone constitute compliance by a director with the standards of conduct prescribed by the South Carolina Business Corporation Act of 1988, as amended from time to time. Unless prohibited from doing so by the Board of Directors or by the Executive Committee, if established, any committee may engage the services of a third party consultant or advisor for assistance or service with respect to one or more of such committee's functions. The reasonable documented charges and expenses of such consultant or advisor shall be expenses of the Corporation.

E.           Meetings of committees may be held at any time on call of the Chairman of the Board, the President, the chairman of the particular committee or any member of the committee. Notice of the time, date and place of any committee meeting called without unanimous consent of the members of the committee shall be given at least two days previously thereto. To constitute a quorum for a meeting of a committee, a majority of the members of the committee must be present. Committees shall keep minutes of their proceedings and submit them to the next succeeding regular meeting of the Board for approval and filing by the Secretary in the Corporation's records. If an Executive Committee is established, the Chairman of the Board will serve as Chairman of that committee. All other committees shall elect their own chairmen.

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Section 13. Compensation. The Board may authorize payment to directors of a uniform fixed sum for attendance at each meeting and/or of a uniform stated periodic fee for serving as director. The Board may also authorize the payment of, or reimbursement for, all reasonable documented out-of-pocket expenses of each director related to such director's attendance at meetings of the Board or of any committee of the Board. Directors who are also salaried officers of the Corporation may not receive additional compensation for service as directors.

ARTICLE IV. OFFICERS

Section 1. Number. The officers of the Corporation shall be a Chairman of the Board, a President, a Chief Financial Officer, a Secretary, one or more Vice Presidents, one or more Assistant Vice Presidents, if and when such Assistant Vice President(s) shall be deemed necessary or desirable by the Board, and such other officers and assistant officers as the Board shall deem necessary or desirable. Any two or more offices may be held by the same person, except that the President and the Secretary shall be different persons, and an officer may act in more than one capacity where action of two or more officers is required.

Section 2. Appointment of Officers. Each executive officer of the Corporation shall be appointed by the Board and shall continue in office until terminated by retirement, resignation, removal or death. The Board shall appoint the Secretary of the Corporation and any Assistant Secretary that the Board deems necessary or desirable. All other officers of the Corporation shall be appointed by the President and shall continue in office until terminated by retirement, resignation, removal or death.

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Section 3. Removal, Suspensions. Any officer or agent appointed by the Board may be removed by the Board, with or without cause, or by the appropriate banking agency, pursuant to Section 1818(g) of the Federal Deposit Insurance Act, 12 USCA §1818(g), or any successor provision, as amended from time to time. Any officer or agent appointed by the Board and any officer appointed by the President may be suspended, without prior approval by the Board, by the Chairman of the Board or the President, who shall give notice thereof to the Board. Any such removal or suspension shall be without prejudice to the contract rights, if any, of the person so removed or suspended.

Section 4. Chairman of the Board. The Chairman of the Board shall be chosen by and from the directors, shall chair the Executive Committee, if established, shall preside at all meetings of the Board and of the Executive Committee, if established, and of the shareholders if present, and shall, in general, perform all duties incident to the office of Chairman of the Board and such other duties as, from time to time, may be assigned to him by the Board.

Section 5. President. The President shall be the chief executive officer of the Corporation and may but shall not be required to be a member of the Board. He shall be subject to the control of the Board and shall, in general, supervise and control all of the business and affairs of the Corporation. He shall, when present and in the absence of the Chairman of the Board, preside at meetings of the Board and of the shareholders. He may sign, with the Secretary or any other proper officer of the Corporation authorized by the Board, and deliver certificates for shares of the Corporation and any deeds, mortgages, bonds, notes, contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and, in general, shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board from time to time.

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Section 6. Vice Presidents. Each Vice President and Assistant Vice President (if and when appointed) shall familiarize himself with the affairs of the Corporation relevant to his functions, shall have the power to sign certificates representing shares of the Corporation, and shall have such other powers and perform such duties as may be prescribed from time to time by the President or the Board. At the request of the President or, in the event of the absence or disability of the President, at the request of the Board, any Vice President may act temporarily in the place of the President and when so acting shall possess all the powers of and perform all the duties of that office.

Section 7. Secretary. The Secretary shall (a) keep the minutes of the meetings of the shareholders, the Board and the committees of the Board in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records (including reports of transfers of stock of the Corporation) and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized; (d) keep a current register of the post office address of each shareholder as furnished to the Secretary by such shareholder; (e) sign with the President, or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by the Board; (f) authenticate records of the Corporation when such authentication is required; and (g) in general perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him by the President or the Board.

Section 8. Chief Financial Officer. The Chief Financial Officer shall (a) be the chief financial officer of the Corporation, (b) have charge and custody of and be responsible for all funds and securities of the Corporation, receive and give receipts for moneys received by the Corporation from any source whatsoever and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositories as shall be selected in accordance with Article V of these Bylaws, and (c) in general perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the President or the Board.

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Section 9. Compensation. The compensation of the officers shall be fixed from time to time by the Board, and no officer shall be prevented from receiving compensation as an officer by reason of the fact that he is also a director of the Corporation.

Section 10. Bonds. Any or all officers and agents shall, respectively, if required by the Board, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board shall determine.

ARTICLE V. CONTRACTS, LOANS, CHECKS, INVESTMENTS AND DEPOSITS

Section 1. Contracts. The Board may authorize any officer or officers or agent or agents to enter into any contract (including real property and personal property leases) or execute and deliver any instruments in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 2. Loans. Except for deposits, trade payables and leases (other than capital leases) incurred in the ordinary course of business and for liability incurred in the presentment of items for collection in the ordinary course of business, no borrowing shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in the Corporation's name, unless authorized by the Board. Such authority may be general or confined to specific instances.

Section 3. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or agent or agents of the Corporation and in such manner as shall from time to time be determined by the Board.

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Section 4. Investments. No investments may be made by the Corporation or on its behalf unless pursuant to policies adopted by the Board.

Section 5. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositaries as the Board may select.

ARTICLE VI. CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares. Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board. Such certificates shall be signed by, or bear the facsimile signature of, the President or a Vice President, and the Secretary or an Assistant Secretary, and may be sealed with a corporate seal or a facsimile thereof. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate shall have been surrendered and canceled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board may prescribe.

Section 2. Transfer of Shares. Transfer of shares of the Corporation shall be made only (a) on the stock transfer books of the Corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and (b) on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes. The Secretary shall be authorized to obtain such confirmation of the validity of any power of attorney as the Secretary may reasonably request or the Board may require.

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ARTICLE VII. FISCAL YEAR

The fiscal year of the Corporation shall begin on January 1 of each calendar year unless otherwise determined by the Board.

ARTICLE VIII. DISTRIBUTIONS

To the extent permitted by law or regulation, the Board may from time to time authorize, and the Corporation may make, distributions to its shareholders in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

ARTICLE IX. SEAL

The Board may provide a corporate seal, which may be circular in form and shall have inscribed thereon the name of the Corporation and the word "Seal".

ARTICLE X. WAIVER OF NOTICE

Whenever any notice is required to be given to any shareholder or director of the Corporation under the provisions of the South Carolina Business Corporation Act of 1988, or successor thereto, as amended from time to time, or under the provisions of the Articles of Incorporation or Bylaws of the Corporation, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, and delivered to the Corporation for inclusion or filing with the minutes or corporate records, shall be equivalent to the giving of such notice. In addition, a person's attendance at or participation in a meeting shall constitute a waiver of notice of such meeting, unless at the beginning of the meeting (or promptly upon his arrival) such person objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

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ARTICLE XI. INDEMNIFICATION

Section 1. Indemnification of Directors.

A.           The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (an "Indemnified Person") who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that the director, or a person for whom the director is a legal representative (or other similar representative), is or was a director of the Corporation or is or was serving at the Corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement or other similar costs actually and reasonably incurred in connection with such action, suit or proceeding. For purposes of this Article XI, all terms used herein that are defined in Section 33-8-500 of the South Carolina Business Corporation Act of 1988 or any successor provision or provisions shall have the meanings so prescribed in such Section.

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B.           Without limiting the provisions of Section 1.A. of this Article XI, the Corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the Corporation against reasonable expenses incurred by the director in connection with the proceeding. In addition, the Corporation shall indemnify an individual made a party to a proceeding because the director is or was a director against liability incurred in the proceeding if: (i) the director conducted himself in good faith; (ii) the director reasonably believed: (A) in the case of conduct in the director's official capacity with the Corporation, that the director's conduct was in its best interest; and (B) in all other cases, that the director's conduct was at least not opposed to its best interest; and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this subsection. The determination of whether the director met the standard of conduct described in this subsection shall be made in accordance with these Bylaws, including Sections 6 and 7 of this Article, and Section 33-8-550 of the South Carolina Business Corporation Act of 1988 or any successor provision or provisions.

Section 2. Advancement of Expenses.

A.           With respect to any proceeding to which an Indemnified Person is a party because the person is or was a director of the Corporation, the Corporation shall, to the fullest extent permitted by applicable law, pay for or reimburse the Indemnified Person's reasonable expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in advance of final disposition of the proceeding.

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B.           Without limiting the provisions of Section 2.A. of this Article 6, the Corporation shall, to the fullest extent permitted by applicable law, pay for or reimburse the reasonable expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees) incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (a) the director furnishes the Corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in Section 1.B. of this Article XI; (b) the director furnishes the Corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet such standard of conduct; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article 6. The Corporation shall expeditiously pay the amount of such expenses to the director following the director's delivery to the Corporation of a written request for an advance pursuant to this Section 2 together with a reasonable accounting of such expenses. The undertaking required by this Section 2 shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under this Section 2 shall be made in the manner specified in accordance with these Bylaws, including Sections 6 and 7 of this Article, and Section 33-8-550 of the South Carolina Business Corporation Act of 1988 or any successor provision or provisions.

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Section 3. Indemnification of Officers, Employees and Agents. An officer of the Corporation who is not a director is entitled to the same indemnification rights which are provided to directors of the Corporation in Section 1 of this Article XI and the Corporation shall advance expenses to officers of the Corporation who are not directors to the same extent and in the same manner as to directors as provided in Section 2 of this Article XI. In addition, the Board shall have the power to cause the Corporation to indemnify, hold harmless and advance expenses to any officer, employee or agent of the Corporation who is not a director to the fullest extent permitted by public policy, by adopting a resolution to that effect identifying such officers, employees or agents (by position and name) and specifying the particular rights provided, which may be different for each of the persons identified. Any officer entitled to indemnification pursuant to the first sentence of this Section 3 and any officer, employee or agent granted indemnification by the Board in accordance with the second sentence of this Section 3 shall, to the extent specified herein or by the Board, be an "Indemnified Party" for the purposes of the provisions of this Article XI.

Section 4. Insurance. The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Corporation, or who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee or agent, whether or not the Corporation would have the power to indemnify such person against the same liability under this Article XI.

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Section 5. Nonexclusivity of Rights; Agreements. The rights conferred on any person by this Article XI shall neither limit nor be exclusive of any other rights which such person may have or hereafter acquire under any statute, agreement, provision of the Articles, these Bylaws, vote of shareholders or otherwise. The provisions of this Article XI shall be deemed to constitute an agreement between the Corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article XI, the Corporation shall have the power, upon authorization by the Board, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the Corporation certain indemnification rights. Any such agreement between the Corporation and any director, officer, employee or agent of the Corporation concerning indemnification shall be given full force and effect, to the fullest extent permitted by applicable law, even if it provides rights to such director, officer, employee or agent more favorable than, or in addition to, those rights provided under this Article XI.

Section 6. Payment of Indemnification and Advancement of Expenses. The Board shall promptly take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification and advancement of expenses required by this Article XI, including, without limitation, making a determination that indemnification and/or advancement of expenses is permissible in the circumstances and a good faith evaluation of the manner in which the claimant acted and of the reasonable amount of indemnity or expenses due him. The Board may appoint a committee or special counsel to make such determination and evaluation; provided that following a Change in Control (as defined below), the Board shall appoint a special counsel to make such determination and evaluation. For purposes of this provision, a Change in Control shall mean the occurrence of any of the following events, unless such event is a result of a Non-Control Transaction:

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(i)          The individuals who, as of the date of the approval of this Bylaw, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least 50% of the Board; provided, however, that if the election, or nomination for election by the Corporation's shareholders, of any new director was approved in advance by a vote of at least 50% of the Incumbent Board, such new director shall, for purposes of these Bylaws, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest, or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

(ii)         An acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

(iii)        Consummation of: (i) a merger, consolidation, or reorganization involving the Corporation; (ii) a complete liquidation or dissolution of the Corporation; or (iii) the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a Subsidiary).

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(iv)        A notice of an application is filed with the South Carolina Board of Financial Institutions, the FDIC, or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, South Carolina Board of Financial Institutions, the FDIC, or any other regulatory authority for permission to acquire control of the Corporation or any of its banking subsidiaries; provided that if the application is filed in connection with a transaction which has been approved by the Board, then the Change in Control shall not be deemed to occur until consummation of the transaction.

A "Non-Control Transaction" shall mean a transaction described below:

(i)          the shareholders of the Corporation, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(ii)         immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

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Section 7. Right of Indemnitee to Bring Suit. If a claim under this Article XI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also for the expense of prosecuting or defending such suit. In (i) any suit brought by a claimant to enforce a right to indemnification or advancement of expenses hereunder, it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the claimant has not met the applicable standard for indemnification and/or advancement of expenses to the fullest extent permitted by law. A determination by the Corporation (including its Board, any committee of the Board, independent legal counsel, or the shareholders) that a claimant has not met such applicable standard of conduct shall not create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such a suit brought by a director, be a defense to such suit. In any suit brought by a claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.

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Section 8. Continuing Benefits; Successors. The indemnification and advancement of expenses provided by or granted pursuant to this Article XI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. For purposes of this Article XI, the term "Corporation" shall include any corporation, joint venture, trust, partnership or unincorporated business association that is the successor to all or substantially all of the business or assets of this Corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the persons indemnified under this Article XI on the same terms and conditions and to the same extent as this Corporation.

Section 9. Interpretation; Construction. This Article XI is intended to provide indemnification to the directors and permit indemnification to the officers of the Corporation to the fullest extent permitted by applicable law as it may presently exist or may hereafter be amended and shall be construed in order to accomplish this result. To the extent that a provision herein prevents a director or officer from receiving indemnification to the fullest extent intended, such provision shall be of no effect in such situation. If at any time the South Carolina Business Corporation Act of 1988 is amended so as to permit broader indemnification rights to the directors and officers of this Corporation, then these Bylaws shall be deemed to automatically incorporate these broader provisions so that the directors and officers of the Corporation shall continue to receive the intended indemnification to the fullest extent permitted by applicable law.

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Section 10. Amendment. Any amendment to this Article XI that limits or otherwise adversely affects the right of indemnification, advancement of expenses or other rights of any Indemnified Person hereunder shall, as to such Indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, "Post Amendment Events") occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any Indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification, advancement of expenses and other rights under this Article XI to the same extent as if such provisions had continued as part of the Bylaws of the Corporation without such amendment. This Section 10 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person.

Section 11. Severability. Each of the sections of this Article XI, and each of the clauses set forth herein, shall be deemed separate and independent, and should any part of any such section or clause be declared invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall in no way render invalid or unenforceable any other part thereof or any separate section or clause of this Article XI that is not declared invalid or unenforceable.

ARTICLE XII. AMENDMENTS

Section 1. Vote. These Bylaws may be amended or repealed and new Bylaws may be adopted (i) by majority vote of the directors at any regular or special meeting thereof, without further action of the shareholders being required, or (ii) by approval of the shareholders at a duly called meeting for the purpose of approving an amendment or repeal of these Bylaws proposed by the Board of Directors.

Section 2. Notice of Amendments. Any notice of a meeting of shareholders at which these Bylaws are to be amended or repealed or new Bylaws adopted shall include notice of such proposed action.

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ARTICLE XIII. MISCELLANEOUS

Section 1. References. All references herein to any particular gender shall include all other genders as appropriate, and all references herein to the singular number shall include the plural number and vice versa, except where the context clearly requires otherwise.

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